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                                                                   Exhibit 99.06

            Description of Certain Pending Legal Proceedings Against Salomon Smith Barney Holdings Inc. and/or its Subsidiaries

                                                        Salomon Inc.'s Form 10-Q
                                                              September 30, 1997
                                                                         Page 19

Item 1. Legal Proceedings

      On June 9, 1997, Salomon Smith Barney Inc.'s (formerly, Salomon Inc, and referred to herein as "Salomon Smith Barney") subsidiary, Philipp Brothers, Inc., received an information request from USEPA pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA) regarding activities relating to the Bunker Hill Superfund Site in Kellogg, Idaho. On June 26, 1997, the U.S. Departments of Agriculture and Interior and the Coeur D'Alene Tribe gave notice to Philipp Brothers, Inc. of their intention to join Philipp Brothers, Inc. as a defendant in an action brought, under CERCLA, in the Federal District Court in Idaho to recover natural resource damages caused by activities in the "Coeur D'Alene Basin," an area in northern Idaho encompassing the Bunker Hill Superfund Site. On August 29, 1997, the United States moved, in the Federal District Court in Idaho, for leave to amend its complaint in United States v. Asarco Incorporated et al (D.C. Ida., Civ. No. 96-0122-N-EJL) to join 23 additional parties, including Philipp Brothers, Inc., as defendants in an action brought by the United States to recover response costs and natural resource damages under CERCLA. On the same date, the Coeur D'Alene Tribe moved, in the same court, for leave to amend its complaint in Coeur D'Alene Tribe v. Asarco Incorporated et al (D.C. Ida., Civ. No. 91-0342-N-EJL) to join 13 additional parties, including Philipp Brothers, Inc., as defendants in an action brought by the Tribe to recover natural resource damages under CERCLA. The court has not ruled on plaintiff's motion in either action. Salomon Smith Barney cannot determine at this time the extent of its liability, if any, under CERCLA with respect to the Bunker Hill Superfund Site, although Salomon Smith Barney believes that it conducted no activities which give rise to such liability.